UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to §240.14a-12

CONTANGO OIL & GAS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

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CONTANGO OIL & GAS COMPANY

717 Texas Avenue, Suite 2900

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 10, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Contango Oil & Gas Company, which will be held at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, on Tuesday, December 10, 2013 at 9:30 a.m., Central Time.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be held on December 10, 2013

In accordance with rules issued by the Securities and Exchange Commission, you may access The

Notice of Annual Meeting of Stockholders, our 2013 Proxy Statement and our Annual Report at

http://www.contango.com/proxy

At the Annual Meeting you will be asked to vote on the following matters:

(1)	To elect our board of directors to serve until the next annual meeting of stockholders;

(2)	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the six-month transition period of July 1, 2013 to December 31, 2013; and

(3)	To conduct any other business that is properly raised at the Annual Meeting.

Stockholders who owned shares of Contango Oil & Gas Company’s common stock, par value $0.04 per share, at the close of business on October 17, 2013 are entitled to receive notice of and to attend and vote at the meeting.

As a stockholder of Contango Oil & Gas Company, you have the right to vote on the proposals listed above. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)	You may sign and return the enclosed proxy card in the accompanying envelope;

(2)	You may vote over the Internet at the address shown on your proxy card; or

(3)	You may vote by Telephone using the phone number shown on your proxy card.

Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card promptly or vote over the Telephone or Internet. A postage-paid return envelope is enclosed for your convenience. If you decide to attend the Annual Meeting, you can, if you wish, revoke your proxy and vote in person. If you have any questions, please contact us through our website at www.contango.com or write us at 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

As we have previously announced, our board of directors has determined that the Company’s fiscal year shall be changed to begin on January 1st and end on December 31st of each year, starting on January 1, 2014. Our next annual meeting of stockholders will be held following the completion of the six-month transition period beginning July 1, 2013 and ending on December 31, 2013.

Sincerely,

/s/ John A. Thomas
John A. Thomas
Vice President, General Counsel and Corporate Secretary

CONTANGO OIL & GAS COMPANY

717 Texas Avenue, Suite 2900

Houston, Texas 77002

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

December 10, 2013

To our Stockholders:

The board of directors (the “Board”) of Contango Oil & Gas Company, a Delaware corporation (the “Company” or “Contango”), is furnishing you with this Proxy Statement in connection with its solicitation of your proxy, in the form enclosed, for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, on Tuesday, December 10, 2013 at 9:30 a.m., Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are distributing this Proxy Statement to you on or about October 31, 2013, together with the accompanying proxy card and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2013.

We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the proxy card and return it promptly in the return envelope provided, or you may vote over the Telephone or Internet by following the instructions on the proxy card or other enclosed proxy material.

QUESTIONS AND ANSWERS

1. Q:	Who is asking for my proxy?

A:	Your proxy is being solicited by our Board for use at our Annual Meeting. Our directors, officers or employees may also solicit proxies on behalf of our Board, in person or by telephone, facsimile, mail or e-mail. If our directors, officers or employees solicit proxies, they will not be specially compensated. Contango will pay all costs and expenses of this proxy solicitation.

2. Q.	What are stockholders being asked to vote on?

A:	At our Annual Meeting, stockholders will be asked to vote:

•	To elect our Board of Directors to serve until the next annual meeting of stockholders;

•	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the six-month transition period beginning on July 1, 2013 and ending on December 31, 2013; and

•	On any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

3. Q.	Who is entitled to vote?

A:	The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on October 17, 2013 (the “Record Date”). As of the Record Date, the Company had outstanding 19,048,522 shares of common stock, par value $0.04 per share (the “Common Stock”).

4. Q:	How many shares may vote at the Annual Meeting?

A:	Each record holder of Common Stock is entitled to one vote per share of Common Stock owned on the Record Date.

5. Q:	How do I vote my shares?

A:	A proxy card is included with the proxy materials being sent to you. The proxy card allows you to specify how you want your shares voted as to each proposal listed. The proxy card provides space for you to:

•	Vote for, or withhold authority to vote for, each nominee for director;

•	Vote for or against, or abstain from voting on, the ratification of the appointment of Grant Thornton LLP as independent public accountants for the transition period beginning July 1 through December 31, 2013;

If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. Our Board has appointed Allan D. Keel and E. Joseph Grady as the management proxy holders for the Annual Meeting. Any stockholder who wishes to name a different person as his or her proxy may do so by crossing out Mr. Keel’s and Mr. Grady’s names and inserting the name of another person to act as his or her proxy. In such a case, the stockholder would be required to sign the proxy card and deliver it to the person named as his or her proxy, and that person would be required to be present and vote at the Annual Meeting. Any proxy card so marked should not be mailed to the Company.

If you return a signed proxy card without having specified any choices, Mr. Keel and Mr. Grady, named as proxies, will vote the shares represented at the Annual Meeting and any adjournment thereof as follows:

•	FOR the election of each nominee for director;

•	FOR ratification of the appointment of Grant Thornton LLP as independent public accountants for the six-month transition period beginning on July 1, 2013 and ending on December 31, 2013; and

•	At the discretion of Mr. Keel and Mr. Grady, as proxies, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

6. Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote:

•	FOR the election of each nominee for director; and

•	FOR ratification of the appointment of Grant Thornton LLP as independent public accountants for the six-month transition period beginning on July 1, 2013 and ending on December 31, 2013.

Our executive officers and directors who own shares of Common Stock have advised us that they intend to vote their shares in favor of the proposals presented in this Proxy Statement. As of the Record Date, executive officers and directors collectively beneficially owned or had voting control over 460,006 shares of Common Stock, representing approximately 2.4% of the total shares entitled to vote. See “Security Ownership of Certain Beneficial Owners and Management”. Additionally, the Estate of Kenneth R. Peak, our founder and former Chairman, owns an additional 1,516,000 shares of Common Stock, which represent an additional 7.9% of the total shares entitled to vote.

7. Q:	What vote is required?

A:	The directors shall be elected by a majority of the votes cast at the Annual Meeting by stockholders entitled thereon.

All other proposals will require an affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

8. Q:	What is a “quorum”?

A:	Presence at the Annual Meeting, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors. Whether or not a quorum shall be present or represented at the Annual Meeting, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time.

9. Q:	What is the effect of an abstention or a broker non-vote?

A:	Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company’s Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Proposal Number 1 (Election of Directors): Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the outcome on the vote for directors.

Proposal Number 2 (Ratification of Grant Thornton): Broker non-votes and abstentions are each considered present and entitled to vote on the proposal, and thus both broker non-votes and abstentions will have the same effect as a vote against the proposal.

10. Q:	What does it mean if I receive more than one proxy card?

A:	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

11. Q:	Can I revoke my proxy?

A:	You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date. You also may attend the Annual Meeting and revoke your proxy by voting your shares in person.

12. Q:	How will the Company solicit proxies?

A:	Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by directors, officers and employees of the Company without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

13. Q:	How can a stockholder communicate with the Company’s directors?

A:	The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board or the independent directors as a group, any committee of our Board of Directors or any chair of any such committee by mail. Correspondence may be addressed to any individual director by name, to the independent directors as a group, to any chair of any committee either by name or title. Our Chief Executive Officer, Chief Financial Officer or Corporate Secretary review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the Board (or individual director) if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter; or (2) the communication falls within the scope of matters generally considered by our Board. Mail addressed to the Board of Directors generally will be delivered to Joseph J. Romano, Chairman.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, we will present the nominees named below and recommend that they be elected to serve as directors until the next annual stockholders meeting or until their successors are duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Your proxy will be voted for the election of the eight nominees named below unless you give instructions to the contrary. Your proxy cannot be voted for a greater number of persons than the number of nominees named.

Nominees

Presented below is a description of certain biographical information, occupations and business experience for the past five years of each person nominated to become a director. Eight directors are to be elected at the Annual Meeting. All nominees are current directors standing for reelection to the Board. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Directors of the Company hold office until the next annual stockholders meeting, until successors are elected and qualified or until their earlier resignation or removal.

On May 5, 2010, the Company’s board of directors established a Nominating Committee to recommend nominees for director to the Board and to insure that such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines. Additionally, the Nominating Committee reviews the qualifications of existing Board members before they are nominated for re-election to the Board. Once nominees are selected, the Board determines which nominees are presented to the Company’s stockholders for final approval.

On October 1, 2013, following the Company’s merger (the “Merger”) with Crimson Exploration Inc. (“Crimson”), and in accordance with the Company’s bylaws, the size of the Board was expanded from six to eight directors. Pursuant to the terms of the merger agreement that governed the Merger, five of the Company’s directors and three former directors of Crimson were appointed as directors to serve on the expanded Board until the Annual Meeting.

Each Board member other than Allan D. Keel, Brad Juneau and Joseph J. Romano is an independent director. The Board will also consider nominees recommended by stockholders. The Company’s Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. The procedures include a requirement that notices regarding a person’s nomination be received in writing from the stockholder and by the Company’s Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Moreover, the notice must include such nominee’s written consent to be named in the Company’s Proxy Statement and to serve if elected. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines and (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder. Minimum qualifications include extensive business experience, a solid understanding of financial statements and a reputation for integrity. Each nominee below has been recommended by the Board.

Name	Age	Position	Director Since
Joseph J. Romano	60	Chairman	2012
Allan D. Keel	53	Director, President and Chief Executive Officer	2013
B.A. Berilgen	65	Director	2007
B. James Ford	44	Director	2013
Brad Juneau	53	Director	2012
Lon McCain	65	Director	2013
Charles M. Reimer	68	Director	2005
Steven L. Schoonover	68	Director	2005

Joseph J. Romano. Mr. Romano became a Director in November 2012, after the Company’s founder, Mr. Kenneth R. Peak, received a medical leave of absence. Upon Mr. Peak’s passing in April 2013, Mr. Romano was elected Chairman. Mr. Romano also served as the Company’s President and Chief Executive Officer from November 2012 until October 1, 2013. Mr. Romano has worked in the energy industry since 1977, and assisted Mr. Peak in founding the Company in 1999. Mr. Romano served as Senior Vice President and Chief Financial Officer of Zilkha Energy Company until its sale in 1998 and served as President and Chief Executive Officer of Zilkha Renewable Company until its sale in 2005. He currently also serves in various capacities in Zilkha-affiliated companies. He has been President and Chief Executive Officer of Olympic Energy Partners since 2005 (which owns working interests in Contango’s Dutch and Mary Rose fields), President and Chief Executive Officer of ZZ Biotech since 2006, and Vice President and Director of Laetitia Vineyards and Winery since 2000. Mr. Romano also served as Chief Financial Officer, Treasurer and Controller of Texas International Company from 1986 through 1988 and its Treasurer and Controller from 1982 through 1985. Prior to 1982, Mr. Romano spent five years working in the Worldwide Energy Group of the First National Bank of Chicago. He earned his BA in Economics from the University of Wisconsin in Eau Claire and an MBA from the University of Northern Illinois. Mr. Romano brings to the Board his extensive historical knowledge about the Company, as well as his broad oil and gas management experience and corporate governance expertise.

Allan D. Keel. Mr. Keel was appointed Chief Executive Officer and President and elected to the Board on October 1, 2013 following the Merger. Mr. Keel previously served as a Chief Executive Officer and President and a director of Crimson from 2005 until the closing of the Merger. Prior to Crimson, Mr. Keel was the Vice President/General Manager of Westport Resources, Houston office, during 2004. In this role he was responsible for its Gulf of Mexico operations including acquisitions, development and exploration. In 2003, Mr. Keel served as a consultant to both domestic and international companies in building their presence in the Gulf of Mexico. From mid-2000 until mid-2001, Mr. Keel served as a Vice President at Enron Energy Finance where he worked on private equity transactions and volumetric production payments. From mid-2001 through 2002, Mr. Keel served as President and CEO of Mariner Energy Company (“Mariner”), a majority owned affiliate of Enron. Subsequent to Enron’s bankruptcy and its decision to sell Mariner, Mr. Keel partnered with Oaktree

Capital Management in an effort to acquire Mariner. From 1996 until mid-2000, Mr. Keel was Vice President/General Manager for Westport, where he established and built the Gulf of Mexico division. From 1984 to 1996, Mr. Keel was with Energen Resources where he directed the company’s exploration, joint venture and acquisition activities. He received a Bachelor of Science degree and a Master of Science degree in Geology from the University of Alabama and a Masters of Business Administration degree from the Owen School of Management at Vanderbilt University. As our Chief Executive Officer and President, Mr. Keel gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies. He also provides leadership skills, executive management experience and knowledge of our local community and business environment, which he has gained through his long career in the oil and gas industry.

B.A. Berilgen. Mr. Berilgen was appointed a director of Contango in July 2007. Mr. Berilgen has served in a variety of senior positions during his 40 year career. Most recently, he became Managing Director, Head of Upstream Business, at Castleton Commodities International, LLC in February 2013. Prior to that he served as Chief Executive Officer of Patara Oil & Gas LLC from April 2008 to February 2013. Prior to that he was Chairman, Chief Executive Officer and President of Rosetta Resources Inc., a company he founded in June 2005, until his resignation in July 2007, and then served as an independent consultant to various oil and gas companies from July 2007 through April 2008. Mr. Berilgen was also previously the Executive Vice President of Calpine Corp. and President of Calpine Natural Gas L.P. from October 1999 through June 2005. In June 1997, Mr. Berilgen joined Sheridan Energy, a public oil and gas company, as its President and Chief Executive Officer. Mr. Berilgen attended the University of Oklahoma, receiving a B.S. in Petroleum Engineering in 1970 and a M.S. in Industrial Engineering / Management Science in 1972. Mr. Berilgen’s skills in business and financial matters, as well as his breadth of oil and gas experience, make him a valuable addition to the Board of Directors.

B. James Ford. Mr. Ford was elected to the Board on October 1, 2013 following the closing of the Merger. Mr. Ford was previously a member of Crimson’s Board of Directors from February 2005 until the closing of the Merger. Mr. Ford is a Managing Director and Portfolio Manager within Oaktree Capital Management’s Global Principal Group. He is responsible for overseeing all activities of the Global Principal Group, including investment commitments and approvals, client relations and administrative and personnel-related matters. Since joining Oaktree in 1996, he has been involved in sourcing and executing a number of the firm’s most significant investments and led the group’s efforts in the media and energy sectors prior to being named a portfolio manager in 2006. Mr. Ford has worked extensively with a variety of Oaktree portfolio companies, including serving on the Boards of Directors of Cequel Communications (the eighth largest cable operator in the U.S.), Exco Resources, Forcenergy, Inc. (oil and gas exploration and production companies) and Regal Entertainment (largest movie exhibitor in the U.S.), as well as numerous private companies. Before joining Oaktree in 1996, Mr. Ford was a consultant with McKinsey & Co., and a financial analyst in the Investment Banking Department of PaineWebber Incorporated. Mr. Ford earned a B.A. in Economics from the University of California at Los Angeles and an M.B.A. from the Stanford University Graduate School of Business. He serves as an active member of the Board of Directors of the Children’s Bureau. Through his role at Oaktree Capital Management and his service as a director of multiple public and private companies, Mr. Ford brings to our Board investment and financial experience, experience analyzing risks and strategy of energy investments, and guidance regarding corporate governance matters.

Brad Juneau. Mr. Juneau was appointed a director of Contango in April 2012 and also served as its acting President and Chief Executive Officer from August 2012 until November 2012. Mr. Juneau is the sole manager of the general partner of Juneau Exploration, L.P. (“JEX”), a company involved in the generation of natural gas and oil prospects. Prior to forming JEX, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau holds a BS degree in petroleum engineering from Louisiana State University. Mr. Juneau also serves as Chairman, President and Chief Executive Officer of Contango ORE, Inc. Mr. Juneau has extensive historical knowledge about our company through his role at JEX and also provides our Board with broad oil and gas exploration experience through his many years of service in the industry.

Lon McCain. Mr. McCain was elected to the Board on October 1, 2013 following the closing of the Merger. Mr. McCain was previously a member of Crimson’s Board of Directors from June 2005 until the closing of the Merger. Between July 2009 and August 2010, Mr. McCain served as the Chief Financial Officer and Executive Vice President of Ellora Energy, Inc, an independent oil and gas exploration and production company. Before joining Ellora Energy Inc. in 2009, he previously served as Vice President, Treasurer and Chief Financial Officer of Westport, a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004. From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation and Ceres Capital. He currently serves as a director of the publicly held Cheniere Energy Partners L.P. and Continental Resources Inc. Mr. McCain was an Adjunct Professor of Finance at the Daniels College of Business of the University of Denver from 1982 to 2004. He received a Bachelor of Science degree in Business Administration and a Masters of Business Administration/Finance from the University of Denver. Mr. McCain provides our Board with extensive investment and financial experience in the oil and gas industry as well as accounting and audit experience. He also provides leadership skills, corporate governance expertise and knowledge of the Company’s business environment, which he has gained through his long career in the oil and gas industry. Mr. McCain brings years of public company management and board experience, including serving on audit committees of various energy and energy-related companies.

Charles M. Reimer. Mr. Reimer was elected a director of Contango in November 2005. Mr. Reimer has been President of Freeport LNG Development, L.P. since December 2002 and has experience in exploration, production, liquefied natural gas (“LNG”) and business development ventures, both domestically and abroad. From 1986 until 1998, Mr. Reimer served as the senior executive responsible for the VICO joint venture that operated in Indonesia, and provided LNG technical support to P. T. Badak. Additionally, during these years he served, along with Pertamina executives, on the board of directors of the P.T. Badak LNG plant in Bontang, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. Mr. Reimer was named President of Phoenix Resources Company in 1985 and relocated to Cairo, Egypt, to begin eight years of international assignments in both Egypt and Indonesia. Prior to joining Freeport LNG Development, L.P., Mr. Reimer was President and Chief Executive Officer of Cheniere Energy, Inc. Mr. Reimer brings to the Board extensive expertise in the exploration and production of oil and gas and significant executive management experience.

Steven L. Schoonover. Mr. Schoonover was elected a director of Contango in November 2005. Mr. Schoonover was most recently Chief Executive Officer of Cellxion, L.L.C., a company he founded in September 1996 and sold in September 2007, which specialized in construction and installation of telecommunication buildings and towers, as well as the installation of high-tech telecommunication equipment. Since the sale in September 2007, Mr. Schoonover has continued to serve as a consultant to the current management team of Cellxion, L.L.C. From 1990 until its sale in November 1997 to Telephone Data Systems, Inc., Mr. Schoonover served as President of Blue Ridge Cellular, Inc., a full-service cellular telephone company he co-founded. From 1983 to 1996, he served in various positions, including President and Chief Executive Officer, with Fibrebond Corporation, a construction firm involved in cellular telecommunications buildings, site development and tower construction. Mr. Schoonover has been awarded, on two occasions with two different companies, Entrepreneur of the Year, sponsored by Ernst & Young, Inc Magazine and USA Today. Mr. Schoonover graduated from Ohio University in 1967 with a BFA in Communications for Organizations and received his Juris Doctor from Creighton University in 1972. He is currently a member of the Texas Bar. Mr. Schoonover’s provides our Board with his leadership skills including his business and financial experience and his corporate governance expertise.

All directors and nominees for director of the Company are United States citizens. There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to assure that the Company is managed for the long term benefit of its stockholders. The Board and management of the Company are committed to good business practices, transparency in financial reporting and the highest level of corporate governance and ethics. The Board has specifically reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”) and the NYSE MKT Company Guide and rules to maintain its standards of good corporate governance.

The Board has reaffirmed existing policies and initiated actions adopting policies consistent with new rules and listing standards. In particular, we have:

•	A majority of independent directors.

•	An Audit Committee, Nominating Committee and Compensation Committee each consisting solely of independent directors.

•	Adopted an updated Audit Committee Charter in May 2012, a copy of which is available on the Company’s website at www.contango.com.

•	An Audit Committee empowered to engage independent auditors.

•	Provided the Audit Committee with access to independent auditors, legal counsel and all management and employee levels.

•	Established executive sessions for the Board of Directors consisting exclusively of independent directors.

•	Adopted a Code of Ethics that satisfies the definition of “code of ethics” under the rules and regulations of the SEC, a copy of which is available on the Company’s website at www.contango.com. The Code of Ethics applies to all of the Company’s employees, including its principal executive officer and principal financial officer, and controller.

•	Adopted a formal whistleblower protection policy.

•	Adopted a formal process for stockholders to communicate with the independent directors.

•	Expanded disclosures regarding critical accounting policies.

•	Adopted a formal Nominating Committee Charter in May 2010, a copy of which is available on the Company’s website at www.contango.com.

•	Approved compensation for the Chief Executive Officer and other officers by the Board and the Compensation Committee.

•	Prohibited personal loans to officers and directors.

•	Taken appropriate Board and management action to achieve timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding controls and procedures over financial reporting.

•	Adopted an updated Compensation Committee Charter in October 2013, a copy of which is available on the Company’s website at www.contango.com.

Independence. After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Messrs. Keel, Juneau and Romano, is “independent”, as that concept is defined by the NYSE MKT Company Guide. Mr. Keel is an executive officer of the Company. Mr. Romano previously served as an executive officer of the Company prior to the closing of the Merger. Mr. Juneau serves as sole manager of the general partner of JEX, which has entered into a series of transactions with the Company which are described under “Certain Relationships and Related Transactions”.

Mission Statement. The Company’s primary objective is to maximize stockholder value, while at all times observing the highest ethical, health, safety and environmental standards. The Company will pursue this objective through participation in the energy industry.

Corporate Authority and Responsibility. All corporate authority resides in the Board, as the representative of the stockholders. Authority is delegated to management by the Board in order to implement the Company’s mission pursuant to Delaware law and our bylaws. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The independent members of the Board retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of the Company, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance. Each Board member other than Mr. Peak and Mr. Juneau is independent. Additionally, the Board provides advice and counsel to senior management.

Compensation of Directors. During the fiscal year ended June 30, 2013, each outside director of the Company received a quarterly retainer of $28,000 payable in cash, with no stock option or common stock grants. There were no additional payments for meetings attended or being chairman of a committee. Compensation of directors is determined by the Compensation Committee after comparing the compensation of directors at our peer group of companies. Directors do not receive any additional compensation for attending meetings or serving as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

Director Compensation Table. The following table sets forth the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2013:

Name (1)	Fees earned or paid in cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	Total ($)
B.A. Berilgen	112,000	—	—	—	—	112,000
Jay D. Brehmer (6)	112,000	—	—	—	—	112,000
Charles M. Reimer	112,000	—	—	—	—	112,000
Steven L. Schoonover	112,000	—	—	—	—	112,000
Brad Juneau (7)	112,000	—	—	—	—	112,000

(1)	Kenneth R. Peak, the Company’s former Chairman, and Mr. Romano, the Company’s current Chairman, are not included in this table because they were employees of the Company at some point during fiscal 2013. Mr. Peak passed away in April 2013. The compensation each received as an employee of the Company is shown in the Summary Compensation Table on page 26 of this Proxy Statement.
(2)	Includes fees earned in fiscal year 2013 but paid in six-month transition period of July 1, 2013 to December 31, 2013.
(3)	No stock awards were granted to non-employee directors during fiscal years ended June 30, 2011, 2012 or 2013. Accordingly, no non-employee stock expense was recognized in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (“2013 Consolidated Financial Statements”).
(4)	No option awards were granted to non-employee directors during fiscal years ended June 30, 2011, 2012 or 2013. Accordingly, no non-employee option expense was recognized in the 2013 Consolidated Financial Statements.
(5)	The Company has no deferred compensation plan.
(6)	Mr. Brehmer resigned from the Board on October 1, 2013 in connection with the closing of the Merger.
(7)	Mr. Juneau was appointed acting President and Chief Executive Officer in August 2012 following Mr. Peak’s medical leave of absence until Mr. Romano was appointed President and Chief Executive

Officer of the Company in November 2012. Mr. Juneau did not receive any compensation for this interim service but continued to be compensated $28,000 per quarter as a member of the Company’s Board.

Board Size. We believe smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Following the Merger, the size of the Board was expanded from six to eight directors. Pursuant to the terms of the merger agreement, five of the Company’s existing directors and three former directors of Crimson were appointed as directors to serve on the expanded Board until the Annual Meeting. Our Bylaws as revised currently provide for not more than eight directors.

Annual Election of Directors. In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Meetings. Our Board has meetings as necessary. During the fiscal year ended June 30, 2013, the Board held 14 meetings and passed resolutions by unanimous written consent on two occasions. All of our Board members attended 100% of all Board and applicable committee meetings and our 2012 annual meeting, except for Mr. Peak who was on a medical leave of absence from August 2012. We encourage our Board to attend our annual meeting of stockholders.

Committee Structure. It is the general policy of the Company that the Board as a whole will consider all major decisions. The committee structure of the Board includes the Audit Committee, the Compensation Committee, the Nominating Committee and the Investment Committee. The Board may form other committees as it determines appropriate. A copy of the charter for each committee is available on the Company’s website at www.contango.com, or to any stockholder who requests a copy by delivering written notice to Contango Oil & Gas Company, 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements and internal control over financial reporting, reviews with the accountants our quarterly and annual financial statements and the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting and oversees compliance with our Code of Ethics. For the fiscal year ended June 30, 2013, the Members of the Audit Committee were Messrs. Brehmer (Committee Chairman), Berilgen, Reimer and Schoonover. Beginning October 1, 2013, the members of the Audit Committee are Messrs. McCain (Committee Chairman), Berilgen and Schoonover. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NYSE MKT Company Guide and the applicable rules of the SEC. The Audit Committee met formally four times during the fiscal year ended June 30, 2013. The Board has determined that for the fiscal year ended June 30, 2013, Mr. Brehmer was an “audit committee financial expert”, and currently, Mr. McCain is an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee (f/k/a the Equity and CEO Compensation Committee) was created by the Board on September 15, 2009 for the purpose of administering the Contango Oil & Gas Company Annual Incentive Plan (the “Incentive Plan”) and the Contango Oil & Gas Company 2009 Equity Compensation Plan (the “Equity Plan”) and the compensation for the Company’s Chief Executive Officer. On October 1, 2013, the Board adopted a revised charter that expanded the Compensation Committee’s authority and revised its mandate. The new charter provides that the purposes of the Compensation Committee are to, among other things, (i) assist the Board in fulfilling its responsibility to shareholders by taking a leadership role in the design and administration of executive compensation programs, the annual evaluation of the performance of the CEO and senior management and the compensation of senior management and (ii) review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s directors, subject to Board approval, and the Company’s corporate officers. For the fiscal year ended June 30, 2013, members of the Compensation Committee were Messrs. Schoonover (Committee Chairman), Berilgen, Brehmer

and Reimer. As of October 1, 2013, members of the Compensation Committee are Messrs. Ford (Committee Chairman), Berilgen and Reimer. Each member of the Compensation Committee is an “outside director” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is “independent” as defined in the applicable rules of the NYSE MKT and the SEC. The Compensation Committee met formally twice during the fiscal year ended June 30, 2013.

Nominating Committee. The Nominating Committee was created by the Board on May 3, 2010 for the purpose of overseeing the identification, evaluation and selection of qualified candidates for appointment or election to the Board. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors of the Company, taking into account that the Board as a whole shall have competency in industry knowledge, accounting and finance, and business judgment. While the Company does not have a formal diversity policy, the Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Nominating Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others. For the fiscal year ended June 30, 2013, members of the Nominating Committee were Messrs. Schoonover (Committee Chairman), Berilgen, Brehmer and Reimer. As of October 1, 2013, members of the Nominating Committee are Messrs. Berilgen (Committee Chairman) and McCain. Each member of the Nominating Committee is independent as independence for nominating committee members is defined in the NYSE MKT and the applicable rules of the SEC. The Nominating Committee met formally once during the fiscal year ended June 30, 2013.

Investment Committee. The Investment Committee was created by the Board on October 1, 2013 in connection with the closing of the Merger. The purpose of the Investment Committee is to allocate, subject to Board approval, the amount and nature of all capital expenditures of the Company and its subsidiaries , and review and discuss the plan for such capital expenditures with Company management. The members of the Investment Committee are Messrs. Romano (Chairman) and Keel.

Board Leadership Structure. The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO were separated at the closing of the Merger. The Board has determined that the current structure is appropriate at this time in that it enables Mr. Keel to focus on his role as CEO of the Company, while enabling Mr. Romano to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Risk Oversight. We administer our risk oversight function through our Audit Committee, our Investment Committee and our Compensation Committee, as well as through our Board as a whole. Our Audit Committee is empowered to appoint and oversee our independent registered public accounting firm, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our Board. Our Investment Committee is responsible for the allocation, subject to Board approval, of our capital expenditures. Our Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.

More information about the Company’s corporate governance practices and procedures is available on the Company’s website at www.contango.com.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES AS DIRECTORS OF CONTANGO, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR AUDITORS

The Board has appointed Grant Thornton LLP, independent public accountants, for the examination of the accounts and audit of our financial statements for the six-month transition period from July 1, 2013 through December 31, 2013. Grant Thornton LLP also served in such capacity for the fiscal year ended June 30, 2013. At the Annual Meeting, the Board will present a proposal to the stockholders to approve and ratify the engagement of Grant Thornton LLP. The Board expects that representatives of Grant Thornton LLP will be present and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions. Although stockholder ratification of the selection of Grant Thornton LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and the Company.

Fees

Aggregate fees for professional services rendered to us by Grant Thornton LLP for the fiscal years ended June 30, 2013 and 2012 were:

	Year Ended June 30,
Category of Service	2013	2012
Audit Fees	$363,363	$245,114
Audit-Related Fees	—	—
Tax Fees	148,412	140,560
All Other	—	—

	$511,775	$385,674

The Audit Fees for the years ended June 30, 2013 and 2012 were for professional services rendered in connection with the audit of the Company’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the SEC, and the audit of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. Audit fees for the year ended June 30, 2013 also include audit services relating to the Merger.

Tax Fees for the years ended June 30, 2013 and 2012 were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with tax audits, tax advice related to property sales, and technical advice from tax authorities.

There are no other fees for services rendered to us by Grant Thornton LLP. The foregoing amounts do not include fees for services rendered to Crimson by Grant Thornton LLP. Grant Thornton LLP did not provide to us any financial information systems design or implementation services during years ended June 30, 2013 or 2012.

Audit Committee Pre-Approval Policies and Procedures

All of the audit and non-audit services provided by Grant Thornton LLP for the fiscal year ended June 30, 2013 were approved by the Audit Committee. The non-audit services which were pre-approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has established pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee selects and appoints outside auditors, considers the independence and effectiveness of the outside auditors, approves the fees and other compensation to be paid to the outside auditors and is responsible for oversight of the outside auditors and reviews any revisions to the estimates of audit and non-audit fees initially approved. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee. The Audit Committee receives the written disclosures required by generally accepted auditing standards. The Audit Committee annually requires the outside auditors to provide the Audit Committee with a written statement delineating all relationships between the outside auditors and the Company. The Audit Committee actively engages in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors, and meets privately with the outside auditors four times per year, without management present. The scope of services and fees are required to be compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

OTHER INFORMATION

Executive Officers

The following sets forth the names, ages and positions of our executive officers together with certain biographical information as of October 1, 2013:

Name	Age	Position
Allan D. Keel	53	President and Chief Executive Officer
E. Joseph Grady	60	Senior Vice President and Chief Financial Officer
A. Carl Isaac	49	Senior Vice President – Operations
Jay S. Mengle	59	Senior Vice President – Engineering
Thomas H. Atkins	54	Senior Vice President – Exploration
John A. Thomas	44	Vice President, General Counsel and Corporate Secretary
Sergio Castro	44	Vice President and Treasurer
Yaroslava Makalskaya	44	Vice President, Chief Accounting Officer and Controller

Allan D. Keel. Mr. Keel’s biographical information may be found on page 5 of this proxy statement

E. Joseph Grady. Mr. Grady was appointed Senior Vice President and Chief Financial Officer on October 1, 2013 following the closing of the Merger. Mr. Grady had previously served as Senior Vice President and Chief Financial Officer of Crimson from February 2005 until the closing of the Merger. Mr. Grady has over 35 years of financial, operational and administrative experience, including over 25 years in the oil and gas industry. Prior to joining Crimson, Mr. Grady was managing director of Vision Fund Advisors, Inc., a financial advisory firm which he co-founded in 2001, until its dissolution in June 2008. He was formerly Senior Vice President-Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004, Vice President-Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001, and he held various financial management positions with Pelto Oil Company from 1980 to 1990, including Vice President-Finance from 1988 to 1990. Mr. Grady received a Bachelor of Science degree in Accounting from Louisiana State University.

A. Carl Isaac. Mr. Isaac was appointed Senior Vice President of Operations on October 1, 2013 following the closing of the Merger. Mr. Isaac had previously served as Senior Vice President of Operations of Crimson from May 2010 until the closing of the Merger. Mr. Isaac has more than 20 years of international and domestic experience in the oil and gas industry with previous senior management roles in engineering, operations and risk management. Prior to joining Crimson, from 2007 to 2010, he was Executive Vice President of Beryl Resources, an oil and gas exploration and production company with operations in the Gulf of Mexico. Prior to joining Beryl Resources, Mr. Isaac served as the operating manager of oil and gas exploration and production for Equitable Production from August 1998 to April 2000, and he has previously served in operations management roles at Westport Resources, Kerr McGee and Enduring Resources. Mr. Isaac received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 1987 and has served on its Industry Advisory Board since 2005.

Jay S. Mengle. Mr. Mengle was appointed Senior Vice President – Engineering on October 1, 2013 following the closing of the Merger. Mr. Mengle had previously served as Senior Vice President – Operations and Engineering of Crimson from April 2005 until May 2010 and Senior Vice President – Engineering from May 2010 until the closing of the Merger. Mr. Mengle joined Crimson after serving as the Shelf Asset Manager-Gulf of Mexico for Kerr-McGee Corporation subsequent to its 2004 merger with Westport Resources Corporation (“Westport”). Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport’s Gulf Coast/Gulf of Mexico drilling and production operations. Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp. Mr. Mengle received his Bachelor of Science degree in Petroleum Engineering from the University of Texas.

Thomas H. Atkins. Mr. Atkins was appointed Senior Vice President – Exploration on October 1, 2013 following the closing of the Merger. Mr. Atkins had previously served as Vice President – Exploration of Crimson from April 2005 until the closing of the Merger. Mr. Atkins served as the General Manager – Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining Crimson. Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager. Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984. Mr. Atkins received a Bachelor of Science degree in Geology from the University of Oklahoma.

John A. Thomas. Mr. Thomas was appointed Vice President, General Counsel and Corporate Secretary of the Company October 1, 2013 following the closing of the Merger. Mr. Thomas had previously served as General Counsel and Corporate Secretary of Crimson from July 2011 until the closing of the Merger. From 2008 until 2011, Mr. Thomas was Counsel with Vinson & Elkins LLP. He was Vice President, General Counsel and Corporate Secretary of Conquest Petroleum Inc. during 2008 and was Corporate Counsel for Apache Corporation from 2006 to 2008. Mr. Thomas began his legal career with Vinson & Elkins LLP from 1999 to 2006. Mr. Thomas received a Juris Doctor degree from Southern Methodist University, an Master of Business Administration degree from the University of Houston and a Bachelor of Science degree in business from Oklahoma State University.

Sergio Castro. Mr. Castro joined Contango in March 2006 as Treasurer, was appointed Vice President, Treasurer and Secretary in April 2006 and Chief Financial Officer in June 2010, and on October 1, 2013, Mr. Castro became Vice President and Treasurer following the closing of the Merger. Prior to joining Contango, Mr. Castro spent two years (April 2004 to March 2006) as a consultant for UHY Advisors TX, LP. From January 2001 to April 2004, Mr. Castro was a lead credit analyst for Dynegy Inc. From August 1997 to January 2001, Mr. Castro worked as an auditor for Arthur Andersen LLP, where he specialized in energy companies. Mr. Castro was honorably discharged from the U.S. Navy in 1993 as an E-6, where he served onboard a nuclear powered submarine. Mr. Castro received a BBA in Accounting in 1997 from the University of Houston, graduating summa cum laude. Mr. Castro is a CPA and a Certified Fraud Examiner.

Yaroslava Makalskaya. Ms. Makalskaya joined Contango in March 2010, was appointed Vice President, Chief Accounting Officer and Controller in June 2010. Ms. Makalskaya has over 20 years of experience in accounting and finance, including 13 years in public accounting. Prior to joining Contango, Ms. Makalskaya was a director of the Transaction Services practice at PricewaterhouseCoopers, where she assisted clients with M&A transactions as well as advised clients with complex accounting and financial reporting issues. Prior to July 2008 Ms. Makalskaya was a Senior Manager in the audit practice of PricewaterhouseCoopers and Arthur Andersen, where her clients included many US and international companies in energy, utilities, mining and other sectors. Ms. Makalskaya holds a MS degree in Economics from Novosibirsk State University in Russia. Ms. Makalskaya is a CPA.

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. All executive officers of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement describes the material elements of our executive compensation philosophy and program in the context of the compensation paid during the fiscal year ended June 30, 2013 to our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers (whom we refer to in this Proxy Statement as our “named executive officers”):

•	Joseph J. Romano, President and Chief Executive Officer;

•	Sergio Castro, Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Yaroslava Makalskaya, Vice President, Chief Accounting Officer and Controller;

•	Marc Duncan, Senior Vice President- Engineering;

•	Charles Cambron, Vice President-Drilling;

•	Brad Juneau, Former acting President and Chief Executive Officer;* and

•	Kenneth R. Peak, Former Chairman and Chief Executive Officer.**

Our executive officers and compensation policies were modified in connection with the Merger consummated on October 1, 2013, which is further described in the section titled “Summary of Key Executive Compensation Changes for 2014 Fiscal Year” on page 22 of this Proxy Statement.

Objectives and Philosophy. Our executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder return. We believe a significant portion of the compensation for each of our named executive officers should be incentive-based to emphasize a pay-for-performance philosophy. Therefore, overall competitive compensation levels and incentive pay levels vary based on the achievement of company-wide performance objectives and individual performance. Specifically, our compensation program is designed to:

•	Attract and retain individuals with superior ability;

•	Align named executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our shareholders; and

•	Increase the incentive to achieve key strategic and financial corporate performance measures by linking incentive award opportunities to the achievement of performance objectives in these areas.

To achieve these objectives, we focused on the following corporate performance objectives for the fiscal year ended June 30, 2013:

•	Increasing our year over year stock price;

•	Increasing net debt-adjusted reserves per fully diluted share;

•	Incurring tax-effected finding and development costs of less than $3.00 per mcfe; and

•	Having our stock price performance exceed the year-to-year stock price performance of a group of exploration focused companies – the S&P 600 Small Cap Index.

*	Mr. Juneau served as acting President and Chief Executive Officer from September to November of 2012 following Mr. Peak’s medical leave in August 2012 and until Mr. Romano was appointed as President and Chief Executive Officer. Mr. Juneau did not receive any compensation for this interim service but continued to be compensated as a member of our Board.
**	Mr. Peak began a medical leave of absence after the first month of our fiscal year (August 2012) and subsequently passed away in April 2013.

Each objective is important on its own merit and is considered in the totality of our overall performance. No one objective is determinative and the amount of any incentive compensation tied to these performance objectives is measured based on the level of achievement.

Executive Compensation Review Process. Our Compensation Committee oversees the executive compensation program for our named executive officers and is directly responsible for all compensation determinations for our Chief Executive Officer. Our Chief Executive Officer, in consultation with our Compensation Committee, makes all compensation decisions regarding other named executive officers. These determinations are generally made immediately following the end of the fiscal year in July and August.

Typically, the Chief Executive Officer’s compensation is evaluated with respect to achievement of the corporate performance objectives and individual performance in July or August following the end of the fiscal year. The Compensation Committee evaluates and determines the compensation of the Chief Executive Officer based on corporate performance and individual performance for the prior fiscal year. Similarly, the Chief Executive Officer conducts an annual review of the base salary and annual incentives of all other named executive officers based on corporate performance and individual performance. Individual performance is evaluated with respect to contributions to our success, performance, strengths and weaknesses, and commitment to being a team player for each named executive officer. Based upon this evaluation, the Chief Executive Officer makes his assessment and determines compensation for each other named executive officer.

The executive compensation process for the fiscal year ended June 30, 2013 was not typical, given Mr. Peak’s leave of absence and subsequent passing in April 2013 and Mr. Juneau’s interim service as acting President and Chief Executive Officer from September until November 2012. For the fiscal year ended June 30, 2013, Mr. Romano’s compensation was determined by the Compensation Committee and Board in connection with his appointment in November 2012 and was not subsequently reviewed after the fiscal year end. As a result of the pending Merger, no changes were made with respect to the compensation of any named executive officer in connection with the fiscal year ended June 30, 2013.

Market Compensation Data. Our Compensation Committee has not traditionally engaged an independent compensation consultant or conducted any formal benchmarking for its executive compensation program with a compensation consultant. Instead, the Compensation Committee uses publicly available information in SEC filings and reports from peer companies it selects based on companies with comparable market size and industry focus.

For the fiscal year ended June 30, 2013, the Compensation Committee selected a list of five peer companies (the “2013 Peer Group”), all of which were comparably sized to us prior to the Merger and focus predominantly on the off-shore Gulf of Mexico oil and gas exploration and production industry. These companies share the business risk of drilling and operating in the offshore Gulf of Mexico and have reasonably comparable financial factors with us pre-Merger, such as revenue, market capital, net income, and total assets. Companies focused on onshore shale plays were excluded because of the different capital needs and business risks associated with their exploration and production models. Companies similar in size but in unrelated industries were not included because we typically do not hire executives from such companies, nor would we be likely to lose executives to such companies. The 2013 Peer Group includes: Stone Energy Corporation;* Callon Petroleum Company; Energy XXI (Bermuda) Limited; SandRidge Energy Inc.;* and W&T Offshore, Inc.

Our Compensation Committee and our Chief Executive Officer used the publicly available information from the 2013 Peer Group when reviewing the compensation levels for our named executive officers. The Compensation Committee and Chief Executive Officer considered each named executive officer’s responsibilities and experience and the marketplace generally, and also gave significant but lesser weight to comparative data from the 2013 Peer Group when reviewing compensation levels.

*	Stone Energy Corporation and SandRidge Energy Inc. replaced the following companies from our 2012 peer group – ATP Oil & Gas Corporation, which filed for bankruptcy, and McMoran Exploration Co., which was acquired in 2013.

Shareholder Say-on-Pay Vote. At our 2012 annual meeting of shareholders, we presented shareholders with a vote to approve, on an advisory basis, the compensation paid to our named executive officers as disclosed in the “Executive Compensation” section of our proxy statement relating to that meeting (referred to as a “say-on-pay” proposal). 98.5% of the votes cast on the say-on-pay proposal voted in favor of the proposal. We believe this strongly affirms shareholders’ support of our approach to executive compensation and therefore we did not make any substantive changes to our compensation program for 2013.

We believe that periodic shareholder advisory votes on executive compensation are appropriate and our Compensation Committee values the feedback provided by our shareholders through such votes. Because we are transitioning to a December 31 fiscal year and expect to hold our next annual meeting of stockholders in the spring or summer of 2014, we have not presented shareholders with a say-on-pay proposal in this proxy statement. We do, however, expect to include a say-on-pay proposal in materials for our next annual meeting.

Components of Our Executive Compensation Program. The Compensation Committee has available a mix of both fixed and variable compensation to incentivize our named executive officers, including:

•	Fixed compensation in the form of annual base salary;

•	Short-Term performance-based compensation in the form of annual bonus awards; and

•	Long-Term performance-based compensation in the form of equity awards.

We historically have paid above market annual bonus awards and below market equity awards and annual base salaries. We historically have adjusted the mix of long-term and short-term compensation, cash and non-cash compensation, and forms of non-cash compensation based on competitive market conditions for attracting and retaining talented personnel. Each component of compensation is determined in the context of the individual, company performance, competitive conditions and our philosophy regarding common stock issuance and dilution. As discussed below, since 2008, we have generally used cash incentive compensation instead of equity compensation in order to minimize dilution for the Company’s shareholders.

In determining the compensation levels for our named executive officers, and in particular the annual cash bonus award opportunities, we take into account the fact that we historically have not provided many of the components of executive compensation that are typically provided by publicly traded companies, including profit-sharing programs, change in control benefits, continuing medical and outplacement services upon retirement or termination, individual life insurance or excess liability policies, matching gifts programs, personal financial and tax advice services, security services, company airplanes, or company leased vehicles.

Base Salary. Competitive base salaries are necessary to attract and retain well qualified executives. Base salaries are intended to provide a level of certainty and stability with respect to compensation from year to year. For the fiscal year ended June 30, 2013, no base salary changes were made for the named executive officers. Mr. Romano’s base salary was determined by the Compensation Committee and the Board in connection with his appointment as President and Chief Executive Officer and was set at an annual level of $750,000, which fell below Mr. Peak’s base salary of $950,000. The Compensation Committee felt this base salary was competitive in the marketplace based on Mr. Romano’s experience. No formal benchmarking was conducted to establish Mr. Romano’s base salary.

Set forth below are the annual base salaries for our named executive officers for the fiscal year ended June 30, 2013:

Name	2013 Base Salary
Joseph J. Romano	$750,000
Sergio Castro	$250,000
Yaroslava Makalskaya	$250,000
Marc Duncan	$250,000
Charles Cambron	$250,000
Brad Juneau	N/A
Kenneth R. Peak	$950,000

Bonuses. All named executive officers are eligible to receive an annual cash bonus award based on corporate performance and individual performance. Cash bonuses are designed to incentivize our named executive officers to maximize annual operating and financial performance. For the fiscal year ended June 30, 2013, the Compensation Committee established specific corporate performance objectives for Mr. Peak and Mr. Romano. Annual cash bonus awards for the other named executive officers were determined by the Chief Executive Officer based on corporate performance and individual performance.

Set forth below are the annual bonus award opportunities for Mr. Romano and Mr. Peak, as Chief Executive Officer, for fiscal year ended June 30, 2013:

Name	Minimum Bonus Opportunity	Maximum Bonus Opportunity
Joseph J. Romano	$0	$4,000,000
Kenneth R. Peak	$0	$7,000,000

No specific annual bonus award opportunities were established for the other named executive officers.

Our Compensation Committee established the following corporate performance objectives for the fiscal year ended June 30, 2013 for Mr. Peak:

•	Increasing our year over year stock price;

•	Increasing net debt-adjusted reserves per fully diluted share;

•	Incurring tax-effected finding and development costs of less than $3.00 per mcfe; and

•	Having our stock price performance exceed the year-to-year stock price performance of a group of exploration focused companies – the S&P 600 Small Cap Index.

The four corporate performance objectives were weighted as set forth in the table below:

Performance Goals	Level of Achievement	Bonus if Achieved
Increase in the stock price of the Company (Shareholder Return)	>0%	$0.5 million
	5.00% – 9.99%	$1.0 million
	10.00% – 14.99%	$1.5 million
	15.00% – 19.99%	$2.0 million
	> 20.00%	$3.0 million

Tax effected financing and development for 2013 capex	<$3.00/mcfe	$1 million
	<$2.00/mcfe	$2 million

Performance against S&P 600 Small Cap Index	<49%	$0
	50.00% – 74.99%	$0.5 million
	≥75.00%	$1.0 million

Interest in net debt adjusted reserves per fully diluted shares	N/A	$1.0 million

As a result of Mr. Peak’s medical leave of absence shortly after the start of the 2013 fiscal year, he was eligible to receive a pro-rated portion of the annual bonus under the Incentive Plan had the above performance measures been achieved. However, Mr. Peak did not earn a performance bonus for the fiscal year ended June 30, 2013.

In connection with Mr. Romano’s appointment as President and Chief Executive Officer in November 2012, the Compensation Committee established the following corporate performance objectives for the period from December 2012 through the end of the fiscal year ended June 30, 2013:

•	Increasing our year over year stock price;

•	The successful reorganization of the Company; and

•	Having our stock price performance exceed the year-to-year stock price performance of a group of exploration focused companies – the S&P 600 Small Cap Index.

The three corporate performance objectives were weighted as set forth in the table below:

Performance Goals	Level of Achievement	Bonus if Achieved
Increase in the stock price of the Company (Shareholder Return)	5.00% – 9.99%	$1.5 million
	10.00% – 14.99%	$2.0 million
	15.00% – 19.99%	$2.5 million
	> 20.00%	$3.5 million

Performance against S&P 600 Small Cap Index	<49%	$0
	50.00% – 74.99%	$0.5 million
	≥75.00%	$1.0 million

A corporate transaction with an aggregate value of at least $150 million	N/A	$4.0 million

Based on our stock price performance in fiscal year 2013, no bonus was earned by Mr. Romano pursuant to the shareholder return or relative performance against the S&P 600 Small Cap Index metrics. In addition, while the Merger satisfied the corporate transaction trigger, the Merger did not close in fiscal year 2013. Therefore Mr. Romano did not earn the corresponding bonus in fiscal year 2013. The Compensation Committee, however, determined that the corporate transaction trigger would apply in fiscal year 2014, and therefore Mr. Romano will be eligible for a $4.0 million bonus payment in fiscal year 2014, provided Mr. Romano continues his service as Chairman of the Company through June 30, 2014.

Mr. Romano and the Compensation Committee established discretionary cash bonuses for the fiscal year ended June 30, 2013 for the other named executive officers based upon their individual performance, including applicable work supporting the Merger process. The following table sets forth the cash bonus awards for our named executive officers for the fiscal year ended June 30, 2013:

Name	Cash Bonus Award
Sergio Castro	$75,000
Yaroslava Makalskaya	$100,000
Marc Duncan	$25,000
Charles Cambron	$75,000
Brad Juneau	N/A

The bonuses for the named executive officers set forth in the table above were paid in July 2013.

Equity Awards. The Company maintains the 2009 Equity Compensation Plan (the “2009 Plan”), pursuant to which equity awards can be made to named executive officers. After implementing our share repurchase program in September 2008, the Company began issuing fewer equity awards, preferring instead to reward named executive officers with higher cash bonuses, resulting in less dilution for our shareholders. Consistent with this philosophy, no equity awards were made to our named executive officers for the fiscal year ended June 30, 2013.

Equity Award Mechanics. All stock option awards have a per share exercise price equal to or greater than the closing price of our Common Stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, we have not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.

Perquisites and Other Benefits.

Perquisites. We do not offer perquisites to our named executive officers other than monthly golf club membership dues that were paid for Mr. Peak. The cost of these membership dues are disclosed in the Summary Compensation Table below.

Additional Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and our 401(k) plan, in each case, on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers.

Employment, severance and change in control arrangements. None of our named executive officers have entered into any employment, severance or change in control arrangement, except for the transition agreement with Mr. Duncan that is described under “Summary of Key Executive Compensation Changes for 2014 Fiscal Year” below.

In the event of a “change in control” as defined under the 2009 Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants.

Tax Considerations. Although our Compensation Committee considers the tax and accounting treatment associated with the cash and equity grants it makes, these considerations are not dispositive. Section 162(m) of the Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any year with respect to each of our named executive officers. There is an exemption from the $1.0 million limitation for performance-based compensation that meets certain requirements. Our Annual Incentive Plan and the 2009 Plan are designed to permit compensation to be structured to meet the qualified performance-based compensation exception. To maintain flexibility in compensating named executive officers in a manner designed to promote varying company goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee may approve compensation or changes to plans, programs or grants that may cause the compensation or grants to exceed the limitation under Section 162(m) if it determines that such action is appropriate.

Compensation Risk Management. When establishing and reviewing our executive compensation program, the Compensation Committee has considered whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. While behavior that may result in inappropriate risk taking cannot necessarily be prevented by the structure of compensation practices, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our compensation program is comprised of both fixed and incentive-based elements. The fixed compensation (i.e., base salary) provides reliable, foreseeable income that mitigates the focus of our employees on our immediate financial performance or our stock price, encouraging employees to make decisions in our best long-term interests. The incentive components are designed to be sensitive to both our short- and long-term performance and stock price. In combination, we believe that our compensation structures do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties.

Summary of Key Executive Compensation Changes for 2014 Fiscal Year.

Executive Officer Changes. After the end of the fiscal year ended June 30, 2013, our executive officers changed in connection with the consummation of the Merger and the combination of the Crimson executive team with our executive team. The changes included the following:

•	Joseph J. Romano will continue to serve as the Chairman of the Board but no longer serves as the President and Chief Executive Officer;

•	Allan D. Keel became President and Chief Executive Officer;

•	E. Joseph Grady became the Senior Vice President and Chief Financial Officer;

•	Thomas H. Atkins became the Senior Vice President – Exploration;

•	Jay S. Mengle became the Senior Vice President – Engineering;

•	A. Carl Isaac became the Senior Vice President – Operations;

•	John A. Thomas became Vice President, General Counsel and Corporate Secretary;

•	Sergio Castro will continue to serve as Vice President and Treasurer; and

•	Yaroslava Makalskaya will continue to serve as Vice President, Chief Accounting Officer and Controller.

Employment Agreements. We entered into employment agreements with Messrs. Keel, Grady, Isaac, Atkins, Mengle and Thomas in connection with the Merger. The employment agreements for each of the executives provide for a term of three years with automatic two-year extensions of the initial term, unless the Company or the executive provides prior notice of intention not to extend the agreement. The employment agreements for Messrs. Keel, Grady, Isaac, Atkins and Mengle replace the June 29, 2011 employment agreements between Crimson and Messrs. Keel, Grady, Mengle and Atkins, and the April 18, 2012 employment agreement between Crimson and Mr. Isaac. Mr. Thomas did not previous have an employment agreement with Crimson.

Under the new employment agreements, Mr. Keel is entitled to a base salary of $600,000, Mr. Grady is entitled to a base salary of $400,000, Mr. Isaac is entitled to a base salary of $320,000, Mr. Mengle is entitled to a base salary of $300,000, Mr. Atkins is entitled to a base salary of $310,000 and Mr. Thomas is entitled to a base salary of $270,000. Pursuant to the employment agreements and an annual cash bonus plan, the executives are eligible to receive a cash bonus based upon minimum, target and maximum award levels of not less than 50%, 100% and 150% for Mr. Keel; 50%, 90% and 130% for Mr. Grady; 50%, 80% and 120% for Messrs. Isaac, Mengle and Atkins; and 30%, 50% and 75% for Mr. Thomas, respectively, of such executive’s base salary. In addition, the executives are eligible to receive stock option awards, restricted stock awards or a combination of both upon minimum, target and maximum award levels of not less than 75%, 350% and 450% for Mr. Keel; 75%, 250% and 450% for Mr. Grady; 75%, 250% and 350% for Messrs. Isaac, Mengle and Atkins; and 40%, 100% and 200% for Mr. Thomas, respectively, of such executive’s base salary.

Transition Agreement. We entered into a transition agreement with Marc Duncan, our former Senior Vice President – Engineering, in connection with the Merger. Pursuant to the terms of the agreement dated June 10, 2013, Mr. Duncan agreed to continue in employment through the effective date of the Merger, on which date Mr. Duncan’s employment terminated. Mr. Duncan will receive the following payments following the closing of the Merger: (i) a lump sum cash severance payment in the amount of $250,000, which is equal to one year of his base salary, and (ii) a lump sum cash payment in the amount of $75,000, representing payment of the deferred bonus that would otherwise have been payable to Mr. Duncan on June 30, 2014 had his employment with the Company continued through such date.

For more information regarding these arrangements, including the employment agreements and other Merger related compensation, please see our Form S-4 Registration Statement filed on June 14, 2013.

Compensation Consultant. In connection with the Merger, our Compensation Committee retained Longnecker & Associates (“Longnecker”), an experienced compensation consulting firm that specializes in the energy industry, to review our compensation policies and programs, determine our competiveness within the oil and gas industry and advise the Compensation Committee with respect to executive compensation levels to be provided following the Merger. The Compensation Committee took the Longnecker advice into account when determining the base salary, bonus opportunities, and equity compensation opportunities to be provided under the new employment agreements with Messrs. Keel, Grady, Isaac, Atkins and Mengle.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above required by Item 402(b) of Regulation S-K with management. Based on such review and discussion with management, the Compensation Committee has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Compensation Committee

B. James Ford

B.A. Berilgen

Charles M. Reimer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2013, the Compensation Committee of the Board of Directors was composed of Messrs. Schoonover, Berilgen, Brehmer and Reimer. Beginning October 1, 2013, our Compensation Committee is composed of Messrs. Ford, Berilgen and Reimer. None of these persons was at any time an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information concerning compensation of our named executive officers, which include the principal executive officer (“PEO”), the principal financial officer (“PFO”), and up to three of the most highly compensated executive officers (other than the PEO and PFO) who earned at least $100,000, for the fiscal years ended June 30, 2013, 2012 and 2011:

Name and Principal Position(s)	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Joseph J. Romano (4)	2013	437,500	—	—	—	—	437,500
President and Chief Executive Officer

Sergio Castro (5)	2013	250,000	—	—	75,000	—	325,000
Vice President, Chief Financial Officer,	2012	250,000	—	—	350,000	—	600,000
Treasurer and Secretary	2011	250,000	—	326,741	500,000	—	1,076,741

Yaroslava Makalskaya (6)	2013	250,000	—	—	100,000		350,000
Vice President, Chief Accounting	2012	250,000	—	—	350,000	—	600,000
Officer and Controller	2011	225,000	—	352,745	350,000	—	927,745

Charles Cambron (7)	2013	250,000	—	—	75,000	—	325,000
Vice President-Drilling	2012	250,000	—	—	350,000	—	600,000
	2011	223,558	—	—	750,000	—	973,558

Marc Duncan (8)	2013	250,000	—	—	25,000	—	275,000
Senior Vice President-Engineering	2012	250,000	—	5,000	325,000	—	580,000
	2011	250,000	—	408,426	150,000	—	808,426

Brad Juneau (9)	2013	—	—	—	—	—	—
Former Acting President and Chief
Executive Officer

Kenneth R. Peak (10)	2013	766,698	—	—	—	10,614	777,312
Former Chairman and Chief Executive	2012	950,000	—	—	1,000,000	17,108	1,967,108
Officer	2011	950,000	—	—	6,000,000	18,327	6,968,327

(1)	These amounts do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized in the 2013, 2012 and 2011 Consolidated Financial Statements that relate to stock option awards granted in prior fiscal years, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any named executive officers in fiscal years ending June 30, 2013, 2012 and 2011. The assumptions used to calculate the expense amounts shown for stock options granted are set forth in Note 12 to the 2013 Consolidated Financial Statements.
(2)	These amounts reflect the annual performance-based cash incentive compensation awards earned for services rendered in fiscal years ending June 30, 2013, 2012 and 2011.
(3)	This amount represents monthly golf club membership dues paid for by the Company. None of the remaining named executive officers received perquisites with an incremental cost to the Company in excess of $10,000 in fiscal years ending June 30, 2013, 2012 and 2011. The Company did not issue shares of common stock, have a deferred compensation program, or pay any other form of compensation to its named executive officers in fiscal years ending June 30, 2013, 2012 and 2011, other than as outlined above.
(4)	Mr. Romano was appointed President and Chief Executive Officer of the Company in November 2012 and was paid an annual base salary of $750,000. This amount represents the pro-rated portion of Mr. Romano’s base salary for 2013.

(5)	Of Mr. Castro’s $350,000 non-equity incentive plan compensation awarded in 2012, $200,000 was paid in June 2012; $75,000 was paid in July 2013; and $75,000 will vest and be paid on June 30, 2014, provided Mr. Castro neither voluntarily terminates his employment nor is terminated for cause before the vesting date.

Of Mr. Castro’s $500,000 non-equity incentive plan compensation awarded in 2011, $250,000 was paid in July 2011; $125,000 vested and was paid in June 2012; and $125,000 vested and was paid in July 2013.

(6)	On January 1, 2011 Ms. Makalskaya’s salary was increased to $250,000 per year. Of Ms. Makalskaya’s $350,000 non-equity incentive plan compensation awarded in 2012, $200,000 was paid in June 2012; $75,000 was paid in July 2013; and $75,000 will vest and be paid on June 30, 2014, provided Ms. Makalskaya neither voluntarily terminates her employment nor is terminated for cause before the vesting date.

Of Ms. Makalskaya’s $350,000 non-equity incentive plan compensation awarded in 2011, $150,000 was paid in July 2011; $100,000 was paid in June 2012; and $100,000 was paid in July 2013.

(7)	Mr. Cambron resigned from the Company effective as of August 22, 2013.
(8)	Mr. Duncan resigned from the Company effective as of October 1, 2013 in connection with the Merger.
(9)	Mr. Juneau was appointed acting President and Chief Executive Officer in August 2012 following Mr. Peak’s medical leave of absence until Mr. Romano was appointed President and Chief Executive Officer of the Company in November 2012. Mr. Juneau did not receive any compensation for this interim service but continued to be compensated $28,000 per quarter as a member of the Company’s Board, as described on page 9 of this Proxy Statement.
(10)	Mr. Peak was granted a medical leave of absence beginning August 2012 and passed away in April 2013. Mr. Peak’s $1,000,000 non-equity incentive plan compensation awarded in 2012 was paid in August 2012.

Of Mr. Peak’s $6,000,000 non-equity incentive plan compensation awarded in 2011, $4,000,000 was paid in July 2011; $1,000,000 vested and was paid in June 2012; and $1,000,000 vested and was paid to his estate in July 2013.

The Summary Compensation Table should be read in conjunction with the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives. For the named executive officers, the amount of salary relative to total compensation averaged approximately 89%, 45% and 18% for the fiscal year ended June 30, 2013, 2012 and 2011, respectively.

Grants of Plan-Based Awards Table There were no grants of equity awards made to the named executive officers during the fiscal year ended June 30, 2013.

Outstanding Equity Awards at Fiscal Year-End Table

There were no outstanding equity awards as of June 30, 2013.

Potential Payments Upon Termination or a Change in Control

On June 10, 2013, in connection with the Merger, we entered into a transition agreement with Mr. Duncan, which is further described in the section titled “Summary of Key Executive Compensation Changes for 2014 Fiscal Year” on page 22 of this Proxy Statement. None of our other named executive officers have entered into any employment, severance or change in control arrangement. In the event of a “change in control” as defined under the 2009 Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants. Assuming a change in control as of June 30, 2013, other than amounts payable to Mr. Duncan described on page 22 of this Proxy Statement, no other amounts would be payable to our named executive officers.

Equity Compensation Plans and Other Compensation Arrangements

As of June 30, 2013, the Company had no outstanding stock options or warrants. In the future, stock options may be granted under the following plans:

Plan Category	Number of securities remaining available for future issuance under equity compensation plans
1999 Stock Incentive Plan – approved by security holders	—
2009 Equity Compensation Plan – approved by security holders	1,475,000
Crimson Exploration Inc. 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 – not approved by security holders	43,261
Equity compensation plans not approved by security holders	43,261

The Company’s 1999 Stock Incentive Plan (the “1999 Plan”) expired in August 2009. The final 45,000 outstanding options issued under the 1999 Plan were net-settled with the Company in February 2012.

Under the 2009 Plan, the Company’s Board of Directors may grant restricted stock and option awards to officers, directors, employees or consultants of the Company. Awards made under the 2009 Plan are subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Board.

Under the Crimson Exploration Inc. 2005 Stock Incentive Plan, as assumed, amended and restated effective as of October 1, 2013, the Company may grant restricted stock, stock awards, bonus shares, performance awards, option awards, stock appreciation rights and dividend equivalent rights to employees, consultants and directors of the Company (other than employees, consultants or directors who were, immediately prior to the Merger, service providers to Contango or its subsidiaries).

The Company may periodically grant additional cash bonus awards, new stock option grants and/or restricted stock awards to provide continuing incentives for future performance. In making the decision to make additional grants and/or awards, the independent directors and the Chief Executive Officer and Chief Financial Officer would consider factors such as the size of previous grants/awards and the number of stock options and shares of stock already held and the degree to which increasing that ownership stake would provide the additional incentives for future performance, the likelihood that the grants/awards would encourage the executive officer to remain with the Company and the value of the executive’s service to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the ownership of our Common Stock as of October 17, 2013 by (i) each person known by us to beneficially own 5% or more of our outstanding shares of Common Stock, (ii) each of our non-employee nominee directors, (iii) our executive officers, and (iv) our executive officers and nominee directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Our 5% Stockholders

To the Company’s knowledge, the following stockholders beneficially owned more than 5% of our outstanding shares of Common Stock, as set forth below, as of October 17, 2013:

Title of Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class
Common Stock	Estate of Kenneth R. Peak (3)	1,516,000	7.9%
Common Stock	Oaktree Entities (4)	1,287,733	6.7%
Common Stock	T. Rowe Price Associates, Inc. (5)	1,897,524	9.9%
Common Stock	Ariel Investments, LLC (6)	2,930,904	15.3%
Common Stock	BlackRock, Inc. (7)	1,018,948	5.3%

Directors and Executive Officers

Title of Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class
Directors Who Are Not Employees
Common Stock	Joseph J. Romano	23,700	*
Common Stock	B.A. Berilgen	1,931	*
Common Stock	Charles M. Reimer	24,507	*
Common Stock	Steven L. Schoonover	63,348	*
Common Stock	Brad Juneau	67,250	*
Common Stock	B. James Ford (8)	0	*
Common Stock	Lon McCain	8,314	*

Executive Officers
Common Stock	Allan D. Keel (9)	131,683	*
Common Stock	E. Joseph Grady (10)	55,447	*
Common Stock	A. Carl Isaac (11)	27,428	*
Common Stock	Jay S. Mengle (12)	28,141	*
Common Stock	Thomas H. Atkins (13)	20,932	*
Common Stock	Sergio Castro (14)	3,500	*
Common Stock	Yaroslava Makalskaya (14)	1,625	*
Common Stock	Marc Duncan (14) (15)	2,200	*

Directors and Executives Combined
Common Stock	All above directors, executive officers and the Estate of Kenneth R. Peak as a group (16 persons)	1,976,006	10.3%

*	Less than 1%
(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common

Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 17, 2013 are deemed outstanding. Applicable percentages are based on 15,194,952 shares outstanding on October 17, 2013 plus an additional 3,853,570 shares of common stock to be issued in connection with the Merger and an additional 95,997 shares subject to currently exercisable options. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Based upon its Schedule 13D filing, the address of the Estate of Kenneth R. Peak is 3700 Buffalo Speedway, Suite 960, Houston, Texas, 77098. Mr. Peak, our former Chairman and Chief Executive Officer, began a medical leave of absence beginning in August 2012 and subsequently passed away in April 2013.
(4)	The address of Oaktree entities described in this footnote is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Principal Opportunities Fund III, L.P. (“POF III”) is the managing member of OCM GW Holdings, LLC (“OCM GW”), and, therefore, has investment and voting control over the securities held by OCM GW. OCM Principal Opportunities Fund III GP, L.P. (“POF III GP”) is the general partner of POF III, Oaktree Fund GP I, L.P. (“GP I”) is the general partner of POF III GP, Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I, OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I, Oaktree Holdings LLC (“Holdings”) is the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings, and Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the duly appointed manager of OCG. OCM Principal Opportunities Fund IV, L.P. (“POF IV”) is the managing member of OCM Crimson Holdings, LLC (“OCM Crimson”) and, therefore, has investment and voting control over the securities held by OCM Crimson. OCM Principal Opportunities Fund IV GP, L.P. (the “POF IV GP”) is the general partner of POF IV, OCM Principal Opportunities Fund IV GP, Ltd. (“POF IV Ltd.”) is the general partner of POF IV GP, GP I is the sole stockholder of POF IV Ltd., Oaktree Capital Management, L.P. (“Management”) is the sole director of POF IV Ltd., Oaktree Holdings, Inc. (“Holdings Inc.”) is the general partner of Management, and OCG is the sole shareholder of Holdings Inc. POF III, POF III GP, GP I, Capital I, Holdings I, Holdings, OCG, OCGH GP, POF IV, POF IV GP, POF IV Ltd., Management and Holdings, Inc. expressly disclaim beneficial ownership of the shares held by OCM GW and OCM Crimson, except to the extent of their respective pecuniary interests therein.
(5)	Based upon its Schedule 13G filing, T. Rowe Price Associates, Inc.’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. The securities shown as beneficially owned by T. Rowe Price Associates, Inc.(“Price Associates”) are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)	Based upon its Schedule 13G filing, Ariel Investments, LLC’s address is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.
(7)	Based upon information provided by the NYSE MKT, BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
(8)	Excludes shares held by affiliates of Oaktree Capital Management, LLC, of which Mr. Ford disclaims beneficial ownership.
(9)	Reported common stock is all held directly and includes 55,943 shares subject to currently exercisable options. Mr. Keel became a “named executive officer” of the Company as defined in Item 402(a)(3) of Regulation S-K on October 1, 2013.
(10)	Reported common stock is all held directly and includes 18,647 shares subject to currently exercisable options. Mr. Grady became a “named executive officer” of the Company as defined in Item 402(a)(3) of Regulation S-K on October 1, 2013.
(11)	Reported common stock is all held directly and includes 14,504 shares subject to currently exercisable options. Mr. Isaac became a “named executive officer” of the Company as defined in Item 402(a)(3) of Regulation S-K on October 1, 2013.

(12)	Reported Common Stock includes 23,754 held directly and includes 3,729 shares subject to currently exercisable options. Mr. Mengle’s wife holds 658 shares. Mr. Mengle became a “named executive officer” of the Company as defined in Item 402(a)(3) of Regulation S-K on October 1, 2013.
(13)	Reported common stock is all held directly and includes 3,174 shares subject to currently exercisable options. Mr. Atkins became a “named executive officer” of the Company as defined in Item 402(a)(3) of Regulation S-Kon October 1, 2013.
(14)	Reported common stock is all held directly. As of October 1, 2013, Mr. Castro, Ms. Makalskaya and Mr. Duncan are no longer “named executive officers” as defined in Item 402(a)(3) of Regulation S-K.
(15)	Mr. Duncan resigned from the Company effective as of October 1, 2013 in connection with the Merger.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the fiscal year ended June 30, 2013.

Certain Relationships and Related Transactions

Juneau Exploration L.P. In April 2012, Mr. Brad Juneau, the sole manager of the general partner of JEX, joined the Company’s board of directors and the Company entered into an Advisory Agreement with JEX, whereby in addition to generating and evaluating offshore and onshore exploration prospects for the Company, JEX will direct the Company’s staff on offshore operational matters including drilling, completions and production. Pursuant to the Advisory Agreement, JEX was paid a quarterly fee of $500,000. In August 2012, the Board of Directors of the Company elected Mr. Juneau as acting President and Chief Executive Officer of the Company. Effective January 1, 2013, the Advisory Agreement was terminated, and the Company and JEX entered into a First Right of Refusal Agreement (the “First Right Agreement”). Under the First Right Agreement, JEX granted a first right of refusal to Contango to purchase any exploration prospects generated and recommended by JEX. Prospects are presented along with terms and conditions for purchasing each prospect and Contango has the first right of refusal to purchase the prospect from JEX for a period of 10 days, subject to mutually acceptable terms. Pursuant to the First Right Agreement, JEX is paid an annual fee of $0.5 million which approximates the costs incurred by JEX for its continued support to the Company in the areas of operations, engineering, and land functions. JEX and its employees continue to be eligible to receive overriding royalty interests, carried interests and certain back-in rights. The First Right Agreement was terminated effective as of March 31, 2013.

Effective January 1, 2013, Contaro Company, a wholly-owned subsidiary of the Company, entered into an advisory agreement with JEX (the “Contaro Advisory Agreement”). Under the Contaro Advisory Agreement, JEX will provide advisory services to Contaro in connection with Contaro’s investment in Exaro, and Mr. Juneau will serve on the Board of Managers of Exaro and perform such duties as described in the limited liability company operating agreement of Exaro. Pursuant to the Contaro Advisory Agreement, JEX will be paid a monthly fee of $10,000 and shall be entitled to receive a one percent (1%) fee of the cash profit earned by Contaro. Cash profit is defined as the amount of cash received by Contango as a result of its investment in Contaro, less the cash invested by the Company as a result of its investment in Contaro.

In addition to generating and evaluating prospects for the Company via JEX, and directing the Company’s operations through the Advisory Agreement and as acting President and CEO of the Company, JEX and/or its affiliates have historically participated with the Company in the drilling and development of certain prospects through participation agreements and joint operating agreements, which specify each participant’s working interest (“WI”), net revenue interest (“NRI”), and describe when such interests are earned, as well as allocate an overriding royalty interest (“ORRI”) of up to 3.33% to benefit the employees of JEX, excluding Mr. Juneau, except where otherwise noted.

Republic Exploration LLC. In his capacity as sole manager of the general partner of JEX, Mr. Juneau also controls the activities of Republic Exploration LLC (“REX”), an entity owned 34.4% by JEX, 32.3% by Contango, and 33.3% by a third party which contributed other assets to REX. REX generates and evaluates offshore exploration prospects and has historically participated with the Company in the drilling and development of certain prospects through participation agreements and joint operating agreements, which specify each participant’s working interest, net revenue interest, and describe when such interests are earned, as well as allocate an ORRI of up to 3.33% to benefit the employees of JEX. The Company proportionately consolidates the results of REX in its consolidated financial statements.

Olympic Energy Partners. In August 2012, the Company’s founder, Chairman and Chief Executive Officer, Mr. Kenneth R. Peak, took a medical leave of absence and the board of directors of the Company appointed Mr. Juneau as acting President and Chief Executive Officer of the Company. In December 2012, Mr. Joseph J. Romano was elected President and Chief Executive Officer of the Company and served in such capacity until October 1, 2013. Mr. Peak passed away on April 19, 2013 and Mr. Romano was named Chairman of the Company. Mr. Romano is also the President and Chief Executive Officer of Olympic Energy Partners LLC (“Olympic”).

JEX, affiliates of JEX, and Olympic have historically participated with the Company in the drilling and development of certain prospects through participation agreements and joint operating agreements, which specify each participant’s working interest (“WI”), net revenue interest (“NRI”), and describe when such interests are earned, as well as allocate an overriding royalty interest (“ORRI”) of up to 3.33% to benefit the employees of JEX, excluding Mr. Juneau, except where otherwise noted. Olympic last participated with the Company in the drilling of wells in March 2010, and its ownership in Company-operated wells is limited to our Dutch and Mary Rose wells.

As of June 30, 2013, Contango, Olympic, JEX, REX and JEX employees owned the following interests in the Company’s offshore wells.

	Contango		Olympic		JEX		REX		JEX Employees
	WI	NRI	WI	NRI	WI	NRI	WI	NRI	ORRI
Dutch #1 – #5	47.05%	38.12%	3.02%	2.42%	1.61%	1.29%	—%	—%	2.02%
Mary Rose #1	53.21%	40.44%	3.61%	2.70%	2.01%	1.51%	—%	—%	2.79%
Mary Rose #2 – #3	53.21%	38.67%	3.61%	2.58%	2.01%	1.44%	—%	—%	2.79%
Mary Rose #4	34.58%	25.49%	2.34%	1.70%	1.31%	0.95%	—%	—%	1.82%
Mary Rose #5	37.80%	27.88%	2.56%	1.87%	1.43%	1.04%	—%	—%	1.54%
Ship Shoal 263	100.00%	80.00%	—%	—%	—%	—%	—%	—%	3.33%
Vermilion 170	83.20%	64.83%	—%	—%	4.30%	3.35%	12.50%	9.74%	3.33%

Below is a summary of transactions between the Company, Olympic, JEX, and REX during the fiscal year ended June 30, 2013:

•	In July 2012 the Company spud the Ship Shoal 134 prospect which was owned 100% by the Company. The Company paid 100% of the costs to drill, plug and abandon this well. The Company paid JEX a prospect fee of $250,000 for generating this prospect.

•	In July 2012 the Company spud the South Timbalier 75 prospect which was farmed-in 100% by the Company and REX. Under the terms of the applicable participation agreement, the Company paid 100% of the costs to drill, plug and abandon this well. The Company paid JEX a prospect fee of $250,000 for generating this prospect.

•	For the five REX-generated lease blocks that the Company purchased at the June 20, 2012 lease sale, the Company will have a 100% working interest through first production. At first production (if successful), REX will receive a carried working interest of 10%. Once payout of post casing point costs has been reached, REX will have an option to back-in for up to 12.5% of additional working interest, resulting in REX having a final working interest of up to 22.5% (17.5% net revenue interest) and the Company owning the remaining working interests. JEX employees will receive an ORRI of 3.33% in these prospects.

•	For the one JEX-generated lease block that the Company purchased at the June 20, 2012 lease sale, the Company will carry JEX for a 10% working interest through first production and JEX employees will receive an ORRI of 3.33%.

•	For the three REX-generated lease blocks that the Company purchased at the March 20, 2013 lease sale, the Company will have a 100% working interest through first production. At first production (if successful), REX will receive a carried working interest of 10%. Once payout of post casing point costs has been reached, REX will have an option to back-in for up to 12.5% working interest, resulting in REX having a final working interest of up to 22.5% (17.5% net revenue interest) and the Company owning the remaining working interests. JEX employees will receive an ORRI of 3.33% in these prospects.

•	In June 2013, the Company purchased South Timbalier 17 from an independent oil and gas company. Under the terms of the applicable participation agreement, the Company will have a 75% working interest in this well, with several other owners owning the remainder, until payout of all costs is reached. Once payout of all costs has been reached, REX will have an option to back-in for up to a 9.4% working interest, (6.7% net revenue interest), and other third parties will back in for various working interests, resulting in the Company owning a 56.3% working interests (39.9% net revenue interest). The Company paid JEX a prospect fee of $250,000 for evaluating this prospect. There are no JEX employee ORRIs on this prospect.

•	In the Tuscaloosa Marine Shale (“TMS”), a shale play in central Louisiana and Mississippi, the Company has a 100% working interest through first production in Company-operated wells. At first production of the Company-operated wells in the initial acreage acquired by the Company (if successful), JEX will receive a carried working interest of 10% and JEX employees will receive an ORRI of 2%, of which Mr. Juneau receives 0.75%, due to fees to third parties paid by JEX in order to get into the prospect, that were not billed to Contango. An additional 2% was granted to the geologist who is responsible for the generation of the TMS prospect. The geologist has subsequently been employed by the Company.

Below is a summary of payments received from (paid to) Olympic, JEX, and REX in the ordinary course of business in our capacity as operator of the wells and platforms for fiscal year ended June 30, 2013. The Company made and received similar types of payments with other well owners (in thousands):

	2013
	Olympic	JEX	REX
Revenue payments as well owners	$(6,455)	$(4,380)	$(2,449)
Joint interest billing receipts	1,122	1,170	1,430

Below is a summary of payments received from (paid to) Olympic, JEX and REX as a result of specific transactions between the Company, Olympic, JEX and REX for the year ending June 30, 2013. While these payments are in the ordinary course of business, the Company did not have similar transactions with other well owners (in thousands):

	2013
	Olympic	JEX	REX
Reimbursement of certain costs	$—	$(546)	$(5)
Prospect fees	—	(750)	—
Advisory Agreement	—	(1,000)	—
First Right Agreement	—	(125)	—
Contaro Advisory Agreement	—	(50)	—
REX distribution to members	—	—	646

As of June 30, 2013, the Company’s consolidated balance sheets reflected the following balances:

	2013
	Olympic	JEX	REX
Accounts receivable:
Trade receivable	$16	$21	$—
Joint interest billing	178	358	922
Accounts payable:
Royalties and revenue payable	(609)	(425)	(221)

Related Person Transaction Policies and Procedures

The Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated. The Audit Committee of the Company has reviewed and approved all the agreements and arrangements described above in “Certain Relationships and Related Transactions.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of the Board of Directors, which met four times during the fiscal year ended June 30, 2013. For the fiscal year ended June 30, 2013, the Audit Committee consisted of Messrs. Brehmer (Chairman), Berilgen, Reimer and Schoonover. Beginning October 1, 2013, our Audit Committee is composed of Messrs. McCain (Chairman), Berilgen and Schoonover. Each Audit Committee member was independent as defined in Section 803(A) of the NYSE MKT Company Guide. The Board of Directors designated Mr. McCain as the “audit committee financial expert” as defined by SEC rules. The Audit Committee assists, advises and reports regularly to the Board in fulfilling its oversight responsibilities related to:

•	The integrity of the Company’s financial statements

•	The Company’s compliance with legal and regulatory requirements

•	The independent auditor’s qualifications and independence

•	The performance of the Company’s outside auditors

In meeting its responsibilities, the Audit Committee is expected to provide an open channel of communication with management, the outside auditors and the Board. The Audit Committee’s specific responsibilities are set forth in its charter, as amended. The Audit Committee Charter was amended in May 2012.

The Audit Committee has reviewed and discussed Contango’s audited consolidated balance sheet as of June 30, 2013 and 2012 and consolidated statements of income, cash flows and stockholders’ equity for the three years ended June 30, 2013, 2012 and 2011(which are included in the company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the SEC on August 29, 2013) with Contango’s management. The Audit Committee has discussed with Grant Thornton LLP, Contango’s independent auditors, the matters required to be discussed concerning the accounting methods used in the financial statements.

The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the SEC and PCAOB RULE 3526 (concerning matters that may affect an auditor’s independence), and has discussed with Grant Thornton LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Contango’s Annual Report on Form 10-K for the year ended June 30, 2013 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Lon McCain, Chairman

B.A. Berilgen

Steven L. Schoonover

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS IN 2014

We expect to hold our next annual meeting of stockholders in the spring or summer of 2014. Pursuant to the rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at our next annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act as well as those procedures set forth in our By-laws. The deadline for submission of proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement will be announced in conjunction with the announcement of the date of such annual meeting. Proposals of stockholders, including candidates proposed by nomination, intended to be presented at next year’s annual meeting of stockholders must be received by the Company’s Corporate Secretary at Contango Oil & Gas Company’s principal office located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING

The Company advises stockholders that, until further notice, notice of a stockholder-sponsored proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in the Company’s Proxy Statement) shall be submitted by the close of business on the tenth day following the earlier of the date on which notice of the date of the next annual meeting is mailed or public disclosure of the date of such annual meeting is made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

OTHER PROPOSED ACTIONS

The Board is not aware of any other business that will come before the Annual Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to the attention of the Corporate Secretary, Contango Oil & Gas Company, 717 Texas Avenue, Suite 2900, Houston, Texas 77002, telephone number (713) 236-7400.

AVAILABILITY OF CERTAIN DOCUMENTS REFERRED TO HEREIN

THIS PROXY STATEMENT REFERS TO CERTAIN DOCUMENTS OF THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE TO ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, DIRECTED TO THE ATTENTION OF THE CORPORATE SECRETARY, CONTANGO OIL & GAS COMPANY, 717 TEXAS AVENUE, SUITE 2900, HOUSTON, TEXAS 77002, TELEPHONE NUMBER (713) 236-7400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY NOVEMBER 4, 2013. OUR ANNUAL REPORT IS ALSO AVAILABLE ON OUR WEBSITE AT WWW.CONTANGO.COM.

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this Proxy Statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended June 30, 2013, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to the Corporate Secretary , Contango Oil & Gas Company, 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

Our Annual Report is also available at www.contango.com. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

SHAREHOLDER LIST

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

Sincerely,

/s/ Allan D. Keel
Allan D. Keel
President and Chief Executive Officer

Contango Oil & Gas Company IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 10, 2013. Vote by Internet • Go to www.investorvote.com/MCF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends you vote FOR proposals 1, 2 and 3. 1. To elect our board of directors to serve until the next annual meeting of stockholders. For Against Abstain For Against Abstain For Against Abstain 01—Joseph J. Romano 02—Allan D. Keel 03—B.A. Berilgen 04—B. James Ford 05—Brad Juneau 06—Lon McCain 07—Charles M. Reimer 08—Steven L. Schoonover For Against Abstain For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as the 3. To conduct any other business that is properly raised at the independent auditors of the Company for the six-month Annual Meeting. transition period from July 1, 2013 to December 31, 2013. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, our 2013 Proxy Statement and our Annual Report are available at www.contango.com/proxy. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CONTANGO OIL & GAS COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS December 10, 2013 The undersigned hereby revokes all prior proxies and appoints Allan D. Keel and E. Joseph Grady, and each of them, as proxies with full powers of substitution, to represent and to vote all of the shares of common stock of Contango Oil & Gas Company that the undersigned is entitled to vote at the Annual meeting of stockholders to be held on December 10, 2013 at 9:30 a.m., Central Daylight Time, at 717 Texas Avenue, Ste 2900, Houston TX 77002, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE. The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the special meeting of stockholders or any adjournment or postponement of it. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side